UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report: October 9, 2007

(Date of earliest event reported)

AKAMAI TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27275	04-3432319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cambridge Center, Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 444-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On October 9, 2007, the Board of Directors of Akamai Technologies, Inc. (the “Company”) elected Jill A. Greenthal as a director to fill a vacancy on its Board of Directors. Ms. Greenthal was designated as a Class I member of the Board of Directors and was elected to serve until the 2009 Annual Meeting of Stockholders or her successor is duly appointed and qualified. Ms. Greenthal is a Senior Advisor in private equity at The Blackstone Group, a provider of financial advisory services. Ms. Greenthal was recommended to the Board of Directors by the Company’s Nominating and Corporate Governance Committee in accordance with the provisions of its charter.

There are no arrangements or understandings between Ms. Greenthal and any other person pursuant to which Ms. Greenthal was elected as a director. Ms. Greenthal has been appointed to serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors. There are no transactions in which Ms. Greenthal has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s Director Compensation Plan, Ms. Greenthal was granted an option to purchase 25,000 shares of the Company’s common stock with an exercise price of $37.13, the closing share price of the Company’s common stock on the date of grant, October 10, 2007. Such option will vest over a four-year period so long as Ms. Greenthal remains a member of the Board of Directors.

Item 9.01	Financial Statements and Exhibits

A copy of the press release issued by the Company announcing Ms. Greenthal’s election is attached hereto as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2007	AKAMAI TECHNOLOGIES, INC.

	By:	/s/ Melanie Haratunian
Melanie Haratunian, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Akamai Technologies, Inc. on October 10, 2007